Exhibit 4.20

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

PRIVATE PLACEMENT AGREEMENT

THIS PRIVATE PLACEMENT AGREEMENT (this “Agreement”) is made as of the [6][8]th day of May 2026, by and between, Gix Internet Ltd., a company organized under the laws of the State of Israel (the “Company”), and each of the investors identified on Schedule A attached hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to collectively as the “Parties” and each as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is a public company, incorporated under the laws of the State of Israel registered under number 520040262, whose shares are listed for trading on the Tel Aviv Stock Exchange;

WHEREAS, the Company has an authorized share capital of 100,000,000 Ordinary Shares with no par value (the “Ordinary Shares”), comprised of 2,075,079 Ordinary Shares which have been issued and are fully paid; and has issued warrants, employee options and other convertible securities which in the aggregate are convertible into 1,237,205 Ordinary Shares;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise capital by means of issuance Ordinary Shares and warrants to the Investor;

WHEREAS, the Investors desires to purchase, and the Company desires to issue and sell to the Investors, Ordinary Shares and warrants pursuant to the terms and conditions more fully set forth in this Agreement;

WHEREAS, [[***] (the “Lead Investor”) is a public company incorporated under the laws of [***], whose shares are listed for trading on the [***], and is interested in participating as the lead investor in the private placement contemplated by this Agreement, as set forth in Exhibit A] [on May 6, 2026, the Company entered into certain private placement agreements with several investors, for an aggregate investment amount of NIS 8,550,000, on terms and conditions identical to those set forth in this Agreement, and the lead investor under such investment agreements is Starmet Ventures Inc. (the “Lead Investor”)].

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. Purchase and Sale of Ordinary Shares.

1.1 Sale and Issuance of Shares. Subject to the satisfaction of the closing conditions set forth in Sections 5 and 6 hereof, at the Closing (as defined below), the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, according to the allocation set forth in Exhibit A attached hereto, in consideration for the payment by the Investors (severally and not jointly) of the Purchase Price (as defined below), an aggregate of [388,636][28,636] Ordinary Shares (the “Purchased Shares”), free and clear from any security interests, liabilities, limitations, pledges, hypothecations, restrictive covenants, claims, restrictions, mortgages, charges pledges and liens whatsoever or any other similar rights or any other third party rights, limitations or restrictions, and rights limitations or restrictions which may impose restrictions on the transfer thereof at any time (collectively, “Free and Clear”). In addition, as an inducement to such Investors to enter into this Agreement, the Company shall issue to the Investors, upon Closing, a Warrant (as defined below) to purchase such number of Ordinary Shares set forth opposite such Investor’s name on Exhibit A, at an exercise price of NIS 27.5 per each Ordinary Share (the “Warrant Shares”), which Warrant shall be exercisable for a period of eighteen (18) months from the date of its issuance, all under and subject to the terms and conditions set forth in the Warrant to be executed by the Company to such Investor.

1.2 Purchase Price. The purchase price per Ordinary Share shall be NIS 22 (the “Purchase Price”). Each Investor shall pay, at the Closing, its Cash Consideration as set forth on Exhibit A, which shall be paid in cash by wire transfer of immediately available funds to the Company’s Bank Account (as defined below), either (i) in NIS, or (ii) in U.S. Dollars in an amount equal to the NIS amount payable by such Investor converted to U.S. Dollars using the representative exchange rate published by the Bank of Israel for the applicable currency on the TASE trading day immediately preceding the Closing Date (the “Cash Consideration”).

2. The Closing.

2.1 Closing Date. The consummation of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares (the “Closing”), shall take place remotely via the exchange of documents and signatures on the third (3) TASE trading day after the satisfaction of all of the conditions set forth in Sections 5 and 6 below, other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the fulfillment or specific written waiver of those conditions (if permitted hereunder) at the Closing), or at such other time and place as the Company and the Lead Investor mutually agree upon (such designated time and place, the “Closing Date”).

2.2 Transactions at the Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1	The Company shall deliver to the Investor:

2.2.1.1	True and correct copies of the resolutions of the Board of Directors (the “Board”), approving the transactions contemplated herein including the issuance of the Purchased Shares and the grant of the Warrants and the issuance of the Warrant Shares, as applicable, upon the exercise of such Warrants, in each case, Free and Clear;

2.2.1.2	Warrant, duly executed by the Company, representing the respective Warrant Shares to be issued to the Investor, upon the exercise thereof, in the name of the Investor, all under and subject to the terms and conditions set forth in the Warrant, in the form attached hereto as Schedule 2.2.1.2 (the “Warrant”);

2.2.1.3	An approval from the Tel Aviv Stock Exchange approving the listing and registration for trading of the Purchased Shares and the Warrant Shares on the TASE;

2.2.2	The Company shall issue the Purchased Shares to the Investors by transferring to the nominee company of the Company (The Nominee Company of Bank Hapoalim Ltd.) (the “Nominee Company”) all the documents and information required in order to register the Purchased Shares in the name of the Nominee Company, in favor of the applicable stock exchange member(s). Each Investor hereby instructs the Company to procure that the Purchased Shares shall be credited to such Investor’s account with its applicable stock exchange member, as set forth on Exhibit B.

2.2.3	At the Closing, each Investor shall , severally and not jointly, transfer to the Company such Investor’s Cash Consideration to be invested at the Closing by wire transfer of immediately available funds according to the Company’s wire instructions set forth below. Failure of any Investor to transfer its Cash Consideration shall entitle the Company, without derogating from any other remedy available to it under applicable law, to immediately terminate this Agreement with respect to such Investor. Details of Company’s bank account are as follows (“Company’s Bank Account”):

Account Name: Gix Internet Ltd.

Account Number: 322600/57
Currency: US$/NIS
Bank Name: Bank Leumi le-Israel B.M..
SWIFT : LUMIILITXXX

Branch: 864

IBAN Number: IL190108640000032260057

Routing No.: IL010864

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date:

3.1 Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel, is not a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law) and has all requisite corporate power and authority to carry on its business as currently conducted.

3.2 Share Capital. The capitalization table of the Company as presented on the website of the Tel-Aviv Stock Exchange (the “Capitalization Table”) represents correctly the outstanding share capital of the Company, as well as all warrants, options or any other securities issued by the Company. Except for: (a) the shares and convertible securities (whether allocated or promised) noted in the Capitalization Table, and (b) transactions contemplated by this Agreement, there are no other outstanding convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from the Company, any share capital of the Company or securities convertible into share capital of the Company and there are no undertakings, commitments (or promises) providing for the issuance of, or the granting of rights to acquire, any share capital of the Company. All the issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Purchased Shares and the Warrant Shares, when issued, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the articles of association of the Company (the “Articles”), and will be Free and Clear.

3.3 Authorization. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement including the issuance of the Purchased Shares and the issuance of the Warrant Shares upon exercise of the Warrant, has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by or on behalf of the Company, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 No Conflict; Consents. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Articles, (ii) any judgment, order, injunction, decree, or ruling of any applicable court or governmental authority, (iii) any applicable law, or (iv) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject; and the execution of this Agreement and the compliance by the Company with its terms and provisions shall not (y) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any material agreement, contract or commitment, or to any of the properties of the Company, or (z) otherwise require the consent, authorization or approval of any person any governmental authority, court or third party, which consent or approval has not heretofore been obtained, except for the consents required pursuant to Sections 5.5,5.6 and 5.7 (if applicable) of this Agreement, which consents will be obtained prior to the Closing.

4. Representations and Warranties of the Investor. Each of the Investors, severally and not jointly, hereby represents and warrants, that the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are given only as of such date:

4.1 Authorization; Organization. The Investor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it has been incorporated and has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 No Conflict; Consents. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) the governing documents of the Investor; (ii) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Investor is subject; (iii) any contract or agreement, lease, license or commitment to which the Investor is a party or by which it is bound; (iv) any applicable law; or (b) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Investor, which has not heretofore been obtained or made or will be obtained or made prior to Closing.

4.3 Purchase Entirely for Own Account. The Purchased Shares and the Warrants will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to (i) sell, transfer or grant participation rights to any person with respect to any of the Purchased Shares, the Warrant or the Warrant Shares, and/or (ii) cooperate in the voting of the Purchased Shares or the Warrant Shares (if issued). The Investor has not been formed for the specific purpose of acquiring the Purchased Shares and/or the Warrant.

4.4 Investment Experience; Qualified Investor. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Company. The Investor meets at least one of the criteria listed in the first addendum to the Israeli Securities Law.

4.5 Statutory Lock-Up. The Investor acknowledges and agrees that the Purchased Shares acquired by such Investor are subject to limitations on transfers under Section 15C of the Israeli Securities Law, 1968 and the regulations promulgated thereunder (the “Securities Law”), and the Investor hereby undertakes to comply with such limitations.

5. Conditions to Closing of the Investors. The obligations of each Investor to consummate the transactions contemplated by this Agreement, are subject to the satisfaction, on or before the Closing, of each of the conditions set forth in this Section 5, unless otherwise waived in writing (to the extent such conditions may be waived under applicable law) by the Lead Investor:

5.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct in all material respects on and as if made as of the Closing.

5.2 Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing shall have been performed or complied with by the Company, prior to or at the Closing.

5.3 Performance. The Company shall have performed and complied, in all material respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.4 No Legal Proceedings. No administrative agency, commission, regulatory or governmental or judicial body or any other person shall have commenced any legal proceeding preventing, prohibiting or otherwise making this Agreement or the transactions contemplated hereby illegal or that would otherwise prohibit or restrict the performance of the transactions contemplated by this Agreement.

5.5 TASE Approval. The Company shall have obtained the approval of the Tel Aviv Stock Exchange for the listing of the Purchased Shares and the Warrant Shares on the TASE.

5.6 Audit Committee & Board Approval. The Audit Committee and the board of directors of the Company shall have approved the transactions contemplated by this Agreement.

5.7 Shareholders Approval. To the extent required under applicable law, the general meeting of shareholders of the Company shall have approved the transactions contemplated by this Agreement.

6. Conditions of Closing of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement, are subject to the satisfaction, on or before the Closing, of the conditions set forth under this Section 6, unless otherwise waived in writing by the Company:

6.1 Representations and Warranties. The representations and warranties made by each Investor in this Agreement shall have been true and correct in all material respects on and as if made as of the Closing.

6.2 Payment of the Investment Amount. Each Investor shall have paid its Cash Consideration as set forth in this Agreement and on Exhibit A.

6.3 TASE Approval. The Company shall have obtained the approval of the Tel Aviv Stock Exchange for the listing of the Purchased Shares and the Warrant Shares on the TASE.

7. Miscellaneous

7.1 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the transferees, successors, assigns, heirs, executors, and administrators of the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other Party.

7.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute and deliver such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively by the appropriate court in Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably and exclusively to the jurisdiction of such court.

7.4 Entire Agreement; Amendment. This Agreement and the Schedules attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The Company makes and has given no other warranties or representations, other than as expressly set out herein. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Majority Investors (with “Majority Investors” having the meaning set forth in Section 5). The recitals hereto constitute an integral part of this Agreement.

7.5 Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.6 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be emailed or mailed by registered (with return receipt confirmation) , postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	2 Jabotinsky St., Ramat Gan 5252903, Israel Attention: Amihay Hadad , CFO Telephone: +972-53-6666611 E-mail: amihay@gix-internet.com

If to an Investor:	As set forth for such Investor on Exhibit B
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Notice shall be deemed provided (i) in the case of hand delivery or delivery by internationally recognized overnight courier, on the next business day after delivery, (ii) if mailed by registered mail, return receipt requested, two business days following the date it was mailed, and (iii) in the case of a notice sent by e-mail on the date of electronic confirmation of receipt of such e-mail (excluding automatic (out of office) replies) and provided that if such notice is given outside the trading hours on the TASE, such notice shall be deemed provided on the next business day after delivery.

7.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Private Placement Agreement as of the date first written above.

Gix Internet Ltd.

By:	Amihay Hadad / Eli Yoresh
CFO / Chairman
Signatures: ________________

IN WITNESS WHEREOF, the parties have executed this Private Placement Agreement as of the date first written above.

INVESTOR:

By:
Name:
Title:

Exhibit A

Investors, Purchased Shares and Warrants at the Closing

Name of Investor	Investment Amount (NIS)	Number of Purchased Shares	Number of Warrant Shares
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

TOTAL:	[***]	[***]	[***]

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